Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”), effective as of the 13th day of October, 2006 (“Effective Date”), by and among Antares Pharma AG (the “Corporation”), Gewerbestrasse 18, 4123 Allschwil, Switzerland, a wholly-owned subsidiary of Antares Pharma, Inc., Antares Pharma, Inc. (“Antares”) and Dario Carrara (“Employee”).

WITNESSETH:

WHEREAS, Employee, the Corporation and Antares desire to enter into this Agreement to define their continued relationship, including the terms of Employee’s continued employment by the Corporation.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto agree as follows:

1.Employment. As of the Effective Date, the Corporation shall continue to employ Employee as its Managing Director and President of Antares Pharma AG and Antares Pharma IPL AG and as Vice President of Antares Pharma Inc, to perform the duties and functions as are reasonably and lawfully specified from time-to-time by the Corporation and or Antares’ Chief Executive Officer, and/or its Board of Directors. Employee hereby accepts such continued employment and, during the Employment Term, as hereinafter provided, Employee agrees to devote his full business time, skill, energy and attention, in a diligent, trustworthy, loyal, businesslike and efficient manner, to advancing the Corporation’s and Antares’ interests and to performing such duties and functions in accordance with Employee’s experience and skills. The primary place of employment shall be in the Basel-, Switzerland-Area. Employee recognizes that his continued employment pursuant to the terms hereof requires him to extensively travel, including internationally, on behalf of the Corporation and Antares.

2.	Compensation.

2.1.        Base-Salary. For all services rendered by Employee pursuant to this Agreement, the Corporation shall pay Employee a monthly salary, subject to withholding and other applicable employment taxes and other proper payroll deductions, of Twenty Three Thousand Four Hundred Sixty-Two Swiss francs (CHF 23’462) (as the Corporation in its sole discretion may increase during the Employment Term) in monthly installments. Such monthly salary shall be paid in accordance with the Corporation’s established pay policies and procedures. A 13th payment amounting to one month’s salary is payable in November (pro rata temporis). In addition, the Corporation shall provide Employee Ten Thousand Swiss francs (CHF 10’000.--) per year for flat expense reimbursement, Seven Thousand Two Hundred Swiss francs (CHF 7’200.--) per year for child care expenses and Three Thousand Swiss francs (CHF 3’000--) per month for a housing allowance. Including the 13th payment, the reimbursement for expenses, childcare and the monthly housing allowance, the gross annual compensation amounts to CHF 358’206.--.

2.2.         Performance Bonus. For each calendar year commencing on or after January 1, 2006 in which the Corporation employs the Employee, the Employee shall be eligible to receive an annual bonus targeted at twenty percent (20%) with a maximum of thirty five percent (35%) of his Base Salary for each such calendar year, the exact amount to be established by the CEO of the Corporation (the “CEO”) with the approval of the Compensation Committee (the “Discretionary Bonus”), provided however, that the amount of such Discretionary Bonus may be reduced or eliminated if, upon the determination of the Corporation’s independent compensation consultants, Employee’s total aggregate compensation for such calendar year (including, without limitation, the amount of such Discretionary Bonus) is determined to be unreasonable and/or significantly above the target aggregate compensation established by the Committee for the Employee if such reduction or elimination did not occur. The Discretionary Bonus shall be payable based upon achieving business objectives to be determined by the CEO and approved by the Compensation Committee. The business objectives shall be made available to the Executive in writing before the beginning of each calendar year. The Discretionary Bonus shall be payable in cash, shares of the Company stock or in some combination thereof, as determined by the Board in its sole discretion, and shall be paid as soon as reasonably practicable after the end of the calendar year to which it relates but not later than March 15 of the calendar year following the calendar year to which it relates.

2.3.        Benefits. Subject to the Corporation’s and Antares’ policies and practices, Employee shall be entitled, to participate in the Corporation’s and/or Antares’ established benefits plans, including health and dental insurance plans, provided that with respect to any insurance benefits, such participation shall be subject to approval by the Corporation’s and/or Antares’ respective insurance provider. Employee acknowledges that he is not entitled to any further benefits other than set forth herein or as the Corporation’s or Antares’ Board of Directors, in its sole discretion, shall determine to grant Employee, and that, from time to time, the Corporation and/or Antares may change the benefits it offers its employees, including Employee. The Corporation shall also reimburse Employee for his life insurance-related expenses according to the insurance policy 7.310.878 of Zürich Versicherungen in the aggregate amount of currently 318 Swiss francs per month (as may be increased annually during the Employment Term).

2.4.        Vacation. Employee shall be entitled, during the Employment Term, to twenty-five (25) vacation days per year, in addition to other customary office holidays, during which time his compensation shall be paid in full. Employee shall be entitled to take such vacation days at any time and in any combination; provided, however, that Employee agrees to take into consideration the needs and exigencies of the business of the Corporation and Antares, and shall not take such vacation days at such times or in such combinations as will substantially impair his ability to carry out his duties hereunder.

2.5.        Expenses. Consistent with the Corporation’s expenses regulations, the Corporation reimburse the Employee for all business-related expenses that he incurs in connection with his duties hereunder.

2.6.         School allowance. The Corporation will pay the annual school allowance for the private school of the three children of the Employee. The Corporation will make an annual contribution of currently CHF 66’250.-- (as may be increased annually during the Employment Term), under a Cooperation Agreement with the International School of Basel for the Employment Term.

2.7.        Deductions. Statutory premiums for social security, insurances, Pension-fund and income tax withholding will be deducted from the salary each month.

2.8.        Tax Return Allowance. The Corporation shall reimburse the Employee for the cost he incurs in connection with having his tax return declaration completed by a professional accounting firm that is reasonably satisfactory to the Corporation (but which firm shall not include the Corporation’s or Antares’ then current or immediately prior audit firm); provided, however, that such reimbursement shall not exceed Two Thousand Five-Hundred Swiss francs (CHF 2’500.--) (as the Corporation in its sole discretion may increase during the Employment Term).

2.9.        Relocation expenses. If Employee’s primary place of Employment, pursuant to the foregoing, is changed to a location more than 50 kilometres from Basel, Switzerland, as a precursor to any such location, the Corporation shall agree to reimburse Employee for any reasonable relocation related expenses, the amount and manner of which shall be consistent with Antares’ and/or the Corporation’s then current policies and procedures.

2.10.      Company Car. During the Employment Term, Company will pay the equivalent of or Employee will receive an annual allowance not to exceed Twenty-Eight Thousand Five-Hundred Swiss francs (CHF 28’500).-- (as the Corporation in its sole discretion may increase during the Employment Term), to be applied against automobile leasing, insurance and operating expenses.

2.11.      Home-Leave. The Corporation will pay for the costs, not to exceed Eighteen Thousand Five-Hundred (CHF 18’500).-- in the aggregate (as the Corporation in its sole discretion may increase during the Employment Term), of two round trips Switzerland-Buenos Aires-Switzerland (coach class) per year for the Employee and his direct family members.

3.	Term and Termination.

3.1.        Employment Term. The “Employment Term,” as that term is used throughout this Agreement, shall commence on the Effective Date and end with the termination of either party of this agreement. The notice period of the termination is six months as per the end of the respective month.

3.2.	Termination.

(a)          Immediately for Cause. Notwithstanding the provisions of Section 3.1 above, either the Corporation or Antares may immediately terminate Employee’s continued employment hereunder for “Cause,” which shall include the following: (i) Employee’s dishonesty, fraud or misrepresentation in connection with his employment pursuant to the terms hereof, or Employee’s breach of his fiduciary duty owed to the Corporation or Antares, (ii) theft, misappropriation or embezzlement by Employee of the Corporation’s or Antares’ funds or resources, (iii) Employee’s conviction of or a plea of guilty or nolo contendere (or a similar plea)

in connection with any felony, crime involving fraud or misrepresentation, or any other crime, or (iv) a breach by Employee of any material term hereof.

In the event of any termination pursuant to this subsection, the Corporation shall be obligated to pay Employee only those portions of his compensation provided by Section 2.1 hereof which shall accrue to Employee up to and including the date upon which such termination becomes effective.

(b)          Termination Without Cause. Notwithstanding anything in this Agreement to the contrary, should the Corporation terminate Employee’s employment hereunder at any time without Cause as a condition to any such termination, the Corporation shall (i) pay Employee those portions of his compensation provided by Sections 2.1, 2.3 , 2.5, 2.6, 2.7, 2.8, 2.10 and 2.11. hereof which shall accrue to Employee up to and including the date upon which such termination becomes effective, and (ii) pay Employee an amount equal to six-month’ base pay in accordance with the payment amounts and terms provided in Section 2.1. In addition, the Corporation shall also pay the foregoing amounts to Employee if Employee’s employment pursuant to the terms hereof is terminated by the Corporation, Antares or any successor (other than for Cause, as described above) in connection with any merger of the Corporation or Antares with or into another person or entity or the sale by the Corporation or Antares of all or substantially all of its respective business, assets or stock (collectively, a “Merger”). In the event of a Merger pursuant to which Employee’s employment pursuant to the terms hereof is terminated by the Corporation, Antares or any such successor (other than for Cause, as described above), the Corporation shall also continue, and shall cause any such successor to continue, Employee’s then current benefits provided by the terms of Section 2.3 hereof for a period not to exceed six (6) months.

(c)          Immediately Due to Disability or Death. Subject to the following, and notwithstanding anything in this Agreement to the contrary, the Corporation or Antares may immediately terminate Employee’s employment hereunder upon Employee’s disability (as determined below) or death, provided that in the event the Corporation or Antares terminates Employee’s employment under this subsection due to Employee’s (i) disability, the Corporation shall be obligated to pay Employee only that portion of his compensation provided for by Section 2.1 hereof which shall accrue to Employee up to and including the date upon which Employee became disabled; and (ii) death, the Corporation shall be obligated to pay Employee’s estate only that portion of his compensation provided by Section 2.1 hereof which shall accrue to Employee up to and including the date upon which Employee died.

For the purposes of this Agreement, Employee shall be deemed to be suffering from a disability if Employee, in the reasonable judgment of Antares’ Board of Directors (with Employee abstaining from any such vote if Employee is elected to serve on the Corporation’s Board of Directors, about which no representation is made herein or otherwise), is unable to perform his duties, as specified in Section 1 hereof, by reason of illness or incapacity for a period of more than 180 days in any 12-month period.

(d)          Termination by Employee. In the event Employee terminates this Agreement, the Corporation shall be obligated to pay Employee only that portion of his compensation provided by Section 2.1-2.11 hereof which shall accrue to Employee up to and including the date upon which such termination becomes effective.

4.	Options; Restricted Stock.

4.1.         Option Grant. Upon execution and delivery by Employee of this Agreement, Antares shall issue at the next regularly scheduled Compensation Committee meeting to Employee three-year qualified options to purchase an aggregate of eighty thousand (80,000) shares of Antares’ common stock at an exercise price equal to the closing price of Antares’ common stock on the American Stock Exchange on that day. This option grant shall, in all cases, be subject to the terms of Antares’ Stock Option Plan for Employees, and the form of agreement reflecting such options shall be in the form customarily used by Antares or reasonably required by the Committee.

4.2.        Additional Awards. At the sole discretion of Antares’ Board of Directors, Employee may be entitled to participate in such other equity incentive plans or programs as such board may, from time-to-time, implement, provided that nothing herein shall obligate Antares to allow Employee to participate in any such plan or program.

4.3.         Special Stock Grant. To the extent approved by the Antares’ Board of Directors, Employee shall be eligible to receive a special restricted stock award grant of 280’000 shares (or a portion thereof) contingent upon the accomplishment of specific defined and agreed upon goals as determined at the discretion of the CEO and approved by the Compensation Committee. Any such shares issued to the Employee shall be vested upon issuance and subject to such additional terms and conditions imposed thereon at the time of issuance (including, without limitation, the terms and conditions imposed by the applicable equity compensation plan maintained by the Company pursuant to which such shares are issued and the terms of the applicable award agreement).

5.     Confidentiality Agreement and Covenant Not to Compete; Nonsolicitation.

5.1.         Confidentiality Agreement. Employee acknowledges the interest of the Corporation and Antares in maintaining the confidentiality of information related to its respective business and shall not at any time during the Employment Term or thereafter, regardless of the reason for or circumstances of termination of employment, directly or indirectly, reveal or cause to be revealed to any person or entity the production processes, inventions, trade secrets, customer lists or other confidential business information obtained by him as a result of his employment pursuant to the terms hereof, including information received by him prior to the Effective Date, except when specifically authorized in writing to do so by Antares’ Board of Directors; provided, however, that the parties acknowledge that it is not the intent of this Section 5.1 to include within its subject matter (i) information not proprietary to the Corporation or Antares, or (ii) information which is in the public domain.

5.2.         Covenant Not to Compete; Nonsolicitation. During the Employment Term and for one (1) year immediately following the termination of Employee’s employment (the “Noncompete Period”), regardless of the reason, if any, for any such termination, Employee shall not, on his behalf or on behalf of or in conjunction with any other person, persons, firm or partnership, corporation, entity or company:

(a)          compete, directly or indirectly, with the Corporation or Antares or engage or participate, directly or indirectly, in any business or businesses substantially similar to the business conducted by the Corporation or Antares as of the Effective Date or as may thereafter be conducted by the Corporation or Antares at any time during the Noncompete Period.

(b)          solicit or cause to be solicited any customers of the Corporation or Antares in manner prohibited by the terms hereof.

(c)          recruit or cause any other person to recruit any employee of the Corporation or Antares to any of said business or businesses.

(d)          Employee acknowledges that he has been acting as the Corporation’s Managing Director prior to the Effective Date. Employee agrees that the benefits conferred on him by this Agreement, including, without limitation, the benefits provided for in Sections 2.2, 2.3 and 4 hereof, constitute new and valuable consideration sufficient for his covenants contained in this Section 5.

6.	Miscellaneous.

6.1.         Notices. All notices and other communications under this Agreement will be sufficient if written and sent by registered or certified mail, return receipt requested, in the case of Employee, to his residence as shown on the Corporation’s records, and in the case of the Corporation, to c/o Antares Pharma, Inc. at its offices at Princeton Crossroads Corporate Center, 250 Phillips Boulevard, Suite 290, Ewing, NJ 08618, with a copy to attention Jonathan A. Clark, Esq. Pepper Hamilton LLP, 3000 Two Logan Square, 18th and Arch Streets, Philadelphia, PA 19103-2799; provided, however, that any notice of change of address shall be effective only upon receipt.

6.2.         Obligations and Benefits. The obligations and benefits set forth in this Agreement shall be binding and inure to the benefit of the respective parties hereto and their personal representatives, successors and permitted assigns.

6.3.        Assignment. Absent Antares’ express written consent, which may be withheld at Antares’ discretion, Employee may not assign any obligations or benefits under this Agreement; each of the Corporation and Antares is free to assign its obligations or benefits under this Agreement.

6.4.         Waiver. A waiver by the Corporation, Antares or Employee of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach.

6.5.        Amendment. This Agreement shall be amended only in writing, signed by each party hereto.

6.6.        Governing Law; Venue. This Agreement shall in all respects be interpreted, construed and governed by and in accordance with the laws of Switzerland , and shall be submitted to the exclusive jurisdiction of the courts in the Kanton of Basel-Land (Switzerland).

6.7.        Entire Agreement. This Agreement contains the entire agreement of the parties. This Agreement supersedes any and all prior agreements between the parties hereto, whether oral or written, including, without limitation that certain term sheet previously discussed and reviewed by the parties. All of such other agreements, whether oral or written, are hereby null and void and of no further force and effect.

6.8.         Severability. If any portion or portions of this Agreement shall be, for any reason, invalid or unenforceable, the remaining portion or portions shall nevertheless be valid and enforceable.

6.9.         Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement effective the day and year first above written.

ANTARES PHARMA AG By: /s/ Thomas Bergmen Its: Director, Antares Pharma AG ANTARES PHARMA, INC. By: /s/ Jack Stover Its: President and CEO /s/ Dario Carrara Dario Carrara